PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:	Charles G. Urtin, President/CEO Telephone: 724-863-3100 www.myirwinbank.com

CORRECTION -- IBT Bancorp, Inc.

In the news release, IBT Bancorp, Inc. (Amex: IRW) Announces Operating Results for the Third Quarter, issued Monday, October 15, by IBT Bancorp, Inc. over PR Newswire, we are advised by the company that the first paragraph, second sentence, should read “Net Income for the three-month period ended September 30, 2007 was $2,020,000 or $.34 per diluted share compared to $2,151,000 or $.36 per diluted share for the comparable 2006 quarter.” rather than $.37 per diluted share for the comparable 2006 quarter.” as originally issued inadvertently. Complete, corrected release follows:

IBT Bancorp, Inc.

Announces Operating Results for the Third Quarter

Irwin, Pennsylvania, October 15, 2007; IBT Bancorp, Inc. (AMEX: IRW), the holding company of Irwin Bank, today announced its results of operations for the three and nine months ended September 30, 2007. Net income for the three-month period ended September 30, 2007 was $2,020,000 or $.34 per diluted share compared to $2,151,000 or $.36 per diluted share for the comparable 2006 quarter. For the nine-month period ended September 30, 2007, net income was $5,951,000 or $1.01 per diluted share compared to $6,647,000 or $1.12 per diluted share for the comparable period in 2006. (Per share amounts for 2006 were adjusted for a 100% stock dividend paid on November 16, 2006.)

The decrease in net income for the quarter primarily reflects decreased non-interest income for the quarter ended September 30, 2007. Non-interest income decreased $216,000 or 11% from the comparable 2006 quarter. The decrease in non-interest income is due primarily to a decrease in net investment security gains of $254,000 from the comparable 2006 quarter. Net interest income after the provision for loan loss increased $190,000 or 4% due to a decrease in the provision for loan losses of $100,000, and an increase in net interest income before the provision for loan loss of $90,000, when compared to the comparable quarter in 2006. Non-interest expenses increased to $4,462,000 for the quarter ended September 30, 2007 compared to $4,276,000 for the comparable 2006 quarter. Pension and other employee benefits increased $54,000 or 8% compared to the 2006 quarter due to an increase in pension and health care costs. Other increases were due to the normal costs of doing business. Partially offsetting these increases was a $38,000 reduction in data processing costs due to a conversion agreement the Company signed with its core processor.

For the nine months ended September 30, 2007, net interest income before the provision for loan losses increased $193,000 and the provision for loan losses decreased $450,000 causing the net interest income after the provision for loan losses to increase $643,000 or 4% compared to the nine months ended September 30, 2006. Non-interest income decreased $622,000 or 11% over the comparable period of nine months in 2006 due primarily to a decrease in net security gains of $817,000. Other sources of non-interest income increased due to increases in fees and in the volume of transactions. Non-interest expenses increased $578,000 due primarily to increases in pension and other employee benefit expenses and higher advertising expense related to the Bank’s name change compared to the nine-month period ended September 30, 2006.

President and CEO Charles G. Urtin stated, “Net income for the quarter and year to date both decreased when compared to comparable periods in 2006 due to decreases in net security gains. Net of security gains and losses, we realized a small increase in net income for the three and nine month periods ended September 30, 2007. We are seeing increases in interest income and lesser increases in interest expense. The composition and performance of our loan portfolio has allowed us to reduce the provision for loan and lease losses. Net of security gains and losses, we have seen modest increases in non-interest income. However, we continue to experience increases in non-interest expenses caused by continuing increases in the cost of employee benefits.”

Total net loans reached $480,715,000 at September 30, 2007 as compared to $467,721,000 at December 31, 2006. Investment securities increased to $238,693,000 at September 30, 2007 as compared to $221,249,000 at December 31, 2006. Total deposits were $580,509,000 at September 30, 2007 as compared to $572,472,000 at year-end. Advances from the Federal Home Loan Bank of Pittsburgh decreased to $66,756,000 at September 30, 2007 as compared to $72,410,000 at December 31, 2006. Repurchase agreements nearly doubled to $57,828,000. Stockholders’ equity increased to $62,885,000 at September 30, 2007 compared to $62,581,000 at December 31, 2006 as the increase in retained earnings from income during the period was partially offset by a decrease in accumulated other comprehensive income and an increase in treasury stock.

Irwin Bank is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, one loan center, a trust department and three supermarket branches located in the western Pennsylvania counties of Westmoreland and Allegheny. The Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company’s common stock is traded on the American Stock Exchange under the symbol “IRW”. For more information please visit www.myirwinbank.com

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

IBT Bancorp, Inc.

Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)

	September 30,	December 31,
	2007	2006

Total Assets	$773,824	$740,962
Securities Available for sale	$238,693	$221,249
Federal Home Loan Bank stock, at cost	$5,128	$5,197
Total loans, net	$480,715	$467,721
Total liabilities	$710,939	$678,381
Interest bearing deposits	$496,236	$486,918
Non-interest bearing deposits	$84,272	$85,554
FHLB advances	$66,756	$72,410
Stockholders’ equity	$62,885	$62,581

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Interest Income	$11,283	$10,358	$32,878	$29,649
Interest Expense	5,687	4,853	16,293	13,257
Net interest income	5,596	5,505	16,585	16,392
Provision for loan losses	250	350	750	1,200
Net interest income after
provision for loan losses	5,346	5,155	15,835	15,192
Non-interest income	1,724	1,940	5,021	5,643
Non-interest expense	4,462	4,275	13,109	12,531

Income before income taxes	2,608	2,820	7,747	8,304
Income tax expense	588	669	1,796	1,657

Net income	$2,020	$2,151	$5,951	$6,647

Per Share Data:
Basic earnings per share	$0.34	$0.37	$1.01	$1.12
Diluted earnings per share	$0.34	$0.36	$1.01	$1.12
Dividends per share	$0.25	$0.25	$0.75	$0.75

Selected Ratios (annualized)
Return on Average Assets	1.06%	1.20%	1.06%	1.25%
Return on Average Equity	13.41%	14.44%	12.98%	14.63%
Net Interest Spread	2.56%	2.71%	2.56%	2.76%
Net Interest Margin	3.11%	3.24%	3.12%	3.27%

	September 30,	December 31,
	2007	2006
Additional Per Share Data:
Shares outstanding	5,852,924	5,882,640
Book Value per Share	$10.74	$10.64